As filed with the Securities and Exchange Commission on July 2, 2010

Registration Statement No. 333-129203

Registration Statement No. 333-149715

Registration Statement No. 333-150184

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-8 REGISTRATION STATEMENT NO. 333-129203

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-149715

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-150184

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

JAVELIN PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	88-0471759
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

125 CambridgePark Drive
Cambridge, MA 02140

(Address of Principal Executive Offices)

STOCK OPTION AGREEMENTS

2005 OMNIBUS STOCK INCENTIVE PLAN

2007 EMPLOYEE STOCK PURCHASE PLAN

(Full titles of the plans)

Brian J. Smith

Vice President and Secretary

Javelin Pharmaceuticals, Inc.

125 CambridgePark Drive

Cambridge, MA 02140

(617) 349-4500

(Name, address and telephone number, including area code, of agent for service)

With copies to:

Craig A. Roeder

Michael F. DeFranco

Baker & McKenzie LLP

One Prudential Plaza

130 East Randolph Drive

Chicago, Illinois 60601

(312) 861-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment, filed by Javelin Pharmaceuticals, Inc. (the “Company”), deregisters all shares of common stock, par value $.001 per share, of the Company (“Common Stock”) that had been registered for issuance under the following Registration Statements on Form S-8 (together, the “Registration Statements”) that remain unsold upon the termination of the offerings covered by each of the Registration Statements:

•                  File No. 333-129203, pertaining to the registration of 8,685,299 shares of Common Stock issuable under the Company’s 2005 Omnibus Stock Incentive Plan, as amended (the “2005 Plan”), which was filed with the Securities and Exchange Commission (the “SEC”) on October 24, 2005 and was subsequently amended by post-effective amendment no. 1 thereto filed with the SEC on October 5, 2006 and post-effective amendment no. 2 thereto filed with the SEC on March 14, 2008;

•                  File No. 333-149715, pertaining to the registration of 1,500,000 shares of Common Stock, issuable under the 2005 Plan, which was filed with the SEC on March 14, 2008; and

•                  File No. 333-150184, pertaining to the registration of 100,000 shares of Common Stock, issuable under the Company’s 2007 Employee Stock Purchase Plan, which was filed with the SEC on April 11, 2008.

On April 17, 2010, the Company, Discus Acquisition Corporation (“Purchaser”), a Delaware corporation and a wholly-owned subsidiary of Hospira, Inc., a Delaware corporation (“Parent”), and Parent entered into an Agreement and Plan of Merger (the “Merger Agreement”) which contemplated, among other things, that Purchaser would merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”). On April 21, 2010, pursuant to the terms of the Merger Agreement, Purchaser commenced a cash tender offer, as amended from time to time (the “Offer”), to purchase all of the outstanding shares of Common Stock at a price of $2.20 per share, net to the seller in cash, without interest thereon and less any required withholding taxes (the “Per Share Amount”).

The Offer expired at midnight, New York City time, on June 30, 2010 (the end of the day on June 30, 2010) and the Merger became effective on July 2, 2010 (the “Effective Time”) as a result of the filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware. At the Effective Time, each share of Common Stock that was issued and outstanding immediately prior to the Effective Time (other than shares held by Parent, the Company or their respective subsidiaries, or held by former stockholders of the Company who properly asserted their appraisal rights under Delaware law) was cancelled and automatically converted into the right to receive the Per Share Amount.

As a result of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of post-effective amendment, any of the securities remaining unsold at the termination of such offerings, the Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statements as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of Illinois, on July 2, 2010.

JAVELIN PHARMACEUTICALS, INC.

By:	/s/ Brian J. Smith
Name: Brian J. Smith
Title: Vice President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following person in the capacities indicated as of July 2, 2010.

Signature	Title

/s/ Richard J. Hoffman	President, Treasurer and Director
Richard J. Hoffman	(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)